HOGAN & SLOVACEK
                    A Professional Corporation
                    Certified Public Accountants

                        Harvey Parkway
                   301 N.W. 63rd, Suite 290
                   Oklahoma City, Oklahoma 73116
              Office (405) 848-2020 Fax (405) 848-7359

                    CONSENT OF INDEPENDENT
                   CERTIFIED PUBLIC ACCOUNTANTS

Kingdom Vision Network, Inc.
Fort Mill, SC 29715

We hereby consent to the use in the registration statement on Form Sb-2 of our report dated May 22, 2001, relating to the financial statements of Kingdom Vision Network, Inc. as of December 31, 2000 and for the period from March 3, 2000 (date of inception) to December 31, 2000.
Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the registration statement.



                           HOGAN & SLOVACEK



Oklahoma City, Oklahoma
June 6, 2001